Exhibit 99.2

FISCAL 2017 SECOND QUARTER CONFERENCE CALL TRANSCRIPT

February 6, 2017 / 05:00 PM EST

On February 6, 2017, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2017 second quarter, ended December 31, 2016. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. – VP of IR

Susan DeVore Premier, Inc. - President & CEO

Mike Alkire Premier, Inc. – COO

Craig McKasson Premier, Inc. – CFO

CONFERENCE CALL PARTICIPANTS

Jeff Garro William Blair & Company – Analyst

Nicholas Jansen Raymond James & Associates, Inc. - Analyst

Eric Coldwell Robert W. Baird & Company, Inc. – Analyst

Eric Percher Barclays Capital - Analyst

Sean Dodge Jeffries LLC - Analyst

Michael Cherny UBS - Analyst

Garen Sarafian Citigroup – Analyst

Ross Muken Evercore - Analyst

Richard Close Canaccord Genuity - Analyst

Greg Bolan Avondale Partners - Analyst

Mohan Naidu Stephens Inc. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Premier, Inc. fiscal year 2017 second quarter results and conference call.

(Operator Instructions)

I would like to welcome you and turn the call over to Mr. Jim Storey, Vice President of Investor Relations. Please go ahead.

PREMIER, INC.

Fiscal 2017 Second Quarter Conference Call Transcript

Jim Storey - Premier Inc. - VP of IR

Thank you Carmen, and thank you everyone for joining us today on our second quarter 2017 conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer.

Susan, Mike and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year. Before we get started I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the investor relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K, and we encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K which we expect to furnish to the SEC soon. Now, let me turn the call over to Susan DeVore.

Susan DeVore - Premier Inc. - President and CEO

Thanks Jim, and welcome everyone to our fiscal second quarter conference call. I’ll start today with an overview of our successful quarterly results, and then share our view of the post-election healthcare environment and the expected implications for our business and for our member health systems. Mike will provide an operational update, and Craig will walk through the financials in more detail.

I’m pleased to report a solid second quarter performance against a backdrop of dynamic change in the healthcare industry. We are operating from a position of financial strength.

Our flexible balance sheet and free cash flow enable continued investment in solutions that address healthcare provider needs and support future growth. We believe our consistent long-term strategy allows Premier to capitalize on short-term opportunities and drive long-lasting strategic and financial growth.

Looking at the second quarter, our group purchasing business was strong, delivering 7% year-over-year organic growth in net administrative fees. Our Performance Services segment performed right in line with expectations that we communicated to you last quarter. Consolidated net revenue increased 23% to $358.5 million, non-GAAP adjusted EBITDA rose 5% to $122 million and non-GAAP adjusted fully distributed earnings per share gained 10% to $0.46.

We managed our business well in the quarter, and our outlook for the rest of the fiscal year remains positive. We are affirming full-year guidance for Performance Services revenue as well as for consolidated non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share. We’re trimming our Supply Chain Services and consolidated revenue guidance range by $20 million, due solely to a non-cash purchase accounting adjustment related to the acquisition of Innovatix and Essensa, which was not initially factored into the acquisition guidance that we provided in November.

Now let’s turn to the big picture. When we last spoke with you on our first quarter call, we were on the eve our nation’s presidential election. Today we’re speaking to you with a new President in the White House, a proposed new cabinet and a Republican majority in Congress.

As you know, we strive to manage our business on a forward-looking basis based on where we believe the marketplace is headed. We work inside our member health systems and leverage our unique data, insights and experience to help shape

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Fiscal 2017 Second Quarter Conference Call Transcript

federal and state government policies and future healthcare delivery and payment models. We understand the Republican proposals, and we believe four key focus areas are emerging that will impact our business in the coming months and years.

First, revenue pressures on healthcare providers will increase. This means providers will continue to operate under a cost reduction imperative that is likely to increase their need for technology, analytics and advisory services to improve productivity and efficiency.

Second, success in this environment will require increased use of physician alignment strategies. Whether the focus is on improving productivity or reducing costs, health systems will need continued alignment with employed and independent physicians, as well as other clinicians. This means more focus on physician alignment strategies such as assisting clinicians in reporting and succeeding under MACRA and participating in alternative payment models that tightly align the financial interest of the health system with the clinician.

Third, public and private value-based payment models designed to shift risk to healthcare providers, improve care quality and increase transparency of outcome will continue to evolve. This will increase the needs of health systems for enterprise analytics that measure organizational and clinician performance trends and provide peer comparisons on quality and cost performance across the continuum.

Fourth, market competition for medical devices and pharmaceuticals will accelerate as the new administration and providers focus on value and cost reduction. For our member health systems this translates to more aggressive pharma and device cost management, including value analysis and comparative effectiveness research, and accelerates the continuing move to generics and biosimilars.

When you boil it all down, the cost, quality and safety imperative, the need to take risk for populations across the care continuum and to assess the value of products and services, they all remain critical to the success of healthcare systems. And we expect these needs to intensify under the new administration.

Premier recently conducted a survey of our members, asking where they expect to focus their investments under the new administration and Republican Congress. The top three areas are - one, managing the cost of care; two, managing increased pharmaceutical spending; and three, analytics and integrating data from disparate sources.

These answers align very closely with our core strengths. And these trends feed into the capabilities that Premier has been developing for years in partnership with our members. In fact, we believe Premier is distinctly suited to address these rising challenges with our highly differentiated and comprehensive offerings.

Moreover, our data and member network creates a unique channel for both healthcare providers and drug and device manufacturers to test and scale the value of innovations designed to deliver improved patient outcome. We do not believe that any other competitor possesses the same combination of diversified capability.

In addition to the growing scope and volume of work that we are conducting with community health systems across the country, we are also identifying new opportunities to leverage Premier’s capabilities with academic health systems in this environment. These academics face the complex challenge of improving research and education as an academic institution while also reducing costs and improving quality of care as a health system.

We believe Premier’s provider-centric culture, integrated supply chain, technology, data analytics and advisory services capabilities present a compelling value proposition for academics as they search for next-generation capabilities to help them successfully navigate this changing environment. We recently named Dr. Andy Ziskind to lead our academic strategy.

Dr. Ziskind is recognized as one of one of the top healthcare consultants in America. He’s led strategic efforts to transform academic and community-based medical centers, improving clinical outcomes while reducing the total cost of care. We’re making good progress with this initiative under his leadership, and Mike will share more of the specifics shortly.

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Fiscal 2017 Second Quarter Conference Call Transcript

In summary, we’re continuing to grow our business in a very dynamic marketplace. We remain optimistic about the second half of the fiscal year, and we believe our strong financial foundation provides the base for continued growth as we seek to deliver long-term value to our member health systems and to our stockholders. Let me now turn the call over to Mike Alkire, our Chief Operating Officer.

Mike Alkire - Premier Inc. - COO

Thanks, Susan. Thanks to everyone joining us on this call. I’m very pleased with the progress we’re making in this environment to deliver additional value to our members.

As Susan described, we’re managing our businesses well and continue to invest in opportunities that address our member needs and provide future growth potential for Premier. We believe our second-quarter acquisition of alternate site GPOs, Innovatix and Essensa, provide opportunity for both financial and strategic growth.

Financially, these businesses have a solid track record. And strategically, they enhance our ability to deliver value and reduce costs across the healthcare continuum, while at the same time affording us expansion opportunities in the underpenetrated alternate site GPO space.

For the remainder of my time today, I want to review the progress we have made along some key fronts since our last call. Specifically, I’d like to start by expanding on Susan’s comments regarding the opportunities we see with academic health systems.

I’m very pleased to announce that we have just signed a new multi-year agreement with Wake Forest Baptist Medical Center, a nationally prominent academic medical center based in North Carolina that is consistently ranked among the best in the country. The integrated enterprise incorporates the medical education and research components of the Wake Forest School of Medicine with the clinical structure of Wake Forest Baptist Health. This clinical system encompasses more than 150 locations, including hospitals, diagnostic centers and other primary and specialty care facilities serving residents of 24 counties in North Carolina and Southwest Virginia.

Academic health systems including Wake Forest Baptist face a growing need to manage care across the continuum, advance clinical integration, remove unjustified variation and provide next-generation research, all while remaining financially sound. Through this multi-year strategic partnership, Wake Forest Baptist will leverage our data-driven GPO, integrated pharmacy solution and cloud-based PremierConnect technology platform and enterprise analytics capabilities to drive improvements in cost, quality and safety.

The relationship will also leverage our advisory services team to reduce supply chain expense, standardize clinical practices and improve clinical outcomes. We’re delighted to have Wake Forest Baptist as our newest academic health system, and we look forward to a long and co-innovative relationship.

In the past quarter we have also secured a number of large assignments from other academic health systems that leverage all of our capabilities. I would like to highlight three recent wins.

First, we secured a comprehensive cost reduction project with a major East Coast academic health care provider to support its integration and transformation strategy with a $50 million cost reduction imperative. The two-year engagement will use our clinical quality and supply chain analytics to reduce supply chain costs, pharmaceutical spend, and physician preference item costs, as well as drive workflow standardization and improve overall purchasing practices.

Second, we expanded our current partnership with a major multi-facility academic health system. This new five-year agreement includes our quality analytics technology, participation in quality and Population Health collaboratives, and the renewed commitment to PremierConnect Safety and PremierConnect Labor analytics solutions.

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Fiscal 2017 Second Quarter Conference Call Transcript

Finally, we’ve expanded the scope of a $19 million cost reduction engagement with a regional academic medical center. Based on early success with this project, we are now targeting an additional $30 million in cost reduction and revenue enhancement including clinical care optimization, resource utilization, and quality and documentation management improvement.

There are also a few technology wins that I would like to highlight. The first is a large academic system in California that has just purchased our cloud-based ERP solution to provide a scalable and cost-effective ordering and financial platform.

Second, is the deployment of a new clinician performance management platform by a large health system in Ohio. We spoke about this cross-care continuum platform on our last call and launched it in December.

Third, we recently secured a contract with one of the Veterans Administration hospital networks, expanding our PremierConnect Safety solution into all nine of the V.A. medical centers serving Pennsylvania and Delaware. This platform provides real-time infection control and clinical surveillance.

One of the associated benefits of our clinical data integration efforts to improve health system performance is the unique position we believe it gives Premier with the pharmaceutical industry in conducting research and development appropriate resource-utilization protocols to manage a huge cost area for the healthcare ecosystem.

For instance, we are currently engaged in a number of innovative research projects with leading pharmaceutical manufacturers. Among other things, these projects are aimed to help determine the impact of specific therapies and appropriate clinical protocols to reduce downstream healthcare costs.

Lastly, we are very pleased with the recognition we are receiving from independent healthcare research firms. Just this week we were one of only two organizations named Best in KLAS across five or more segments in the research firm’s 2017 Best in KLAS Software and Services Report.

Among the awards, Premier was the first to be named by KLAS as the best Overall Healthcare Management Consulting Firm. We were also ranked as the top performer in Enterprise Resource Planning Software, and we were given the top designation for Value-Based Care consulting for the second consecutive year. Separately, Premier was also recently recognized as the top Population Health and Value-Based Care Consulting Company in Black Book’s latest survey.

In closing, Premier has the services and the SaaS-based technologies to drive solutions to support our members as they navigate this changing healthcare environment driven by this new Presidential administration. I appreciate your time today, and will now turn the call over to Craig McKasson, our Chief Financial Officer.

Craig McKasson - Premier Inc. - CFO

Thanks, Mike. I’ll begin my comments with a brief overview of our second quarter and then I will discuss our financial outlooks and guidance for fiscal 2017 in more detail. As Susan noted, our second quarter consolidated financial results support the full year profitability range we are affirming and the revenue expectations we are refining today.

We believe Premier continues to be well positioned in this environment to drive fiscal 2017 revenue, non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share growth as reflected in our updated guidance. Our guidance range contemplates continued steady growth in our Supply Chain Services business accompanied by increasing growth in our Performance Services business in the second half of the fiscal year.

Now let’s walk through the quarter’s performance in more detail. Consolidated net revenue of $358.5 million increased 23% from a year ago.

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Fiscal 2017 Second Quarter Conference Call Transcript

Supply Chain Services net revenue increased 34% to $272.7 million. Organic GPO net administrative fees revenue rose 7%, primarily driven by improved contract penetration of existing members and also in the ongoing positive impacts of the conversion of newer health systems.

Our products business produced 75% top-line growth from a year ago. The addition of revenue from Acro Pharmaceuticals was the biggest contributor, but both specialty pharmacy and direct sourcing also continued to benefit from increased member participation.

In our direct sourcing business we saw an increase in both the number of members participating and the level of their participation. In integrated pharmacy we now have 52 participating health systems representing more than 300 hospitals in that business.

Products revenue growth was partially offset by the ongoing industrywide decline in specialty pharmacy revenues associated with the treatment of Hepatitis C. We also experienced lower than anticipated revenues in the quarter from Acro, which primarily resulted from a licensing delay in California and market controls imposed by the drug manufacturer of a limited distribution drug we gained access to with the acquisition. Both of these situations impacting Acro have since been remediated.

As expected and discussed last quarter, Performance Services revenue of $85.9 million increased sequentially over the prior quarter, but does reflect a 3% year-over-year decrease. This primarily results from advisory services revenue, which was impacted by the timing of engagements in the current year compared to the prior year, which represented a particularly strong advisory services quarter. We expect Performance Services segment revenue growth to accelerate in the second half, driven by anticipated revenue recognition from some large advisory services engagements and from the ambulatory regulatory reporting that occurs in our third quarter.

Consolidated non-GAAP adjusted EBITDA of $122 million for the quarter represents a 5% increase from a year ago. From a segment perspective, the increase in Supply Chain Services non-GAAP adjusted EBITDA primarily reflects consistent growth in net administrative fees augmented by contributions from recent acquisitions and investments. In Performance Services the decrease in adjusted EBITDA results from the revenue decline, as well as an increase in costs associated with ongoing advisory services engagements, some of which will result in revenue recognition in the second half of the fiscal year.

Looking at bottom-line performance, GAAP net income increased to $178.7 million for the quarter from a year ago and GAAP diluted earnings per share increased to $1.09. Net income was impacted by a one-time gain of $204.8 million related to the remeasurement of our historical 50% equity method investment in Innovatix to fair value upon the acquisition on December 2, 2016.

This gain also resulted in an increase in our GAAP income tax expense and effective tax rate in the quarter. From a non-GAAP perspective, adjusted fully distributed net income increased 6% to $65.2 million for the quarter and adjusted fully distributed earnings per share increased 10% to $0.46 per share.

Looking at liquidity, cash flow from operations for the six-month period was $138.4 million compared with $134.7 million last year. The increase is primarily attributable to higher net income, particularly from growth in net administrative fees.

Second-quarter non-GAAP free cash flow totaled $57 million compared with $67.2 million last year, primarily related to a higher level of working capital required in the quarter which was partially offset by a decrease in capital spending and an increase in cash net income. We currently expect that full-year non-GAAP free cash flow will exceed 40% of adjusted EBITDA.

From a balance sheet perspective, our cash and cash equivalents totaled $218.9 million at December 31, 2016 compared with $156 million in cash, cash equivalents and short and long-term marketable securities at September 30, 2016. We had a balance of $327.5 million on our five-year $750 million revolving credit facility at quarter end, which related to general corporate activities, the settlement of a portion of the October 31, 2016 class B common unit exchange for cash and the

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Fiscal 2017 Second Quarter Conference Call Transcript

acquisition of Innovatix and Essensa. Subsequence to quarter end we used an additional $97.5 million in borrowings under our credit facility to fund the balance of the purchase price for the acquisition of Innovatix and Essensa. On February 1 we repaid $50 million of our outstanding borrowings.

Our balance sheet at December 31, 2016 reflects an increase in inventory balances as a result of our Acro acquisition, as well as additional inventory for our direct sourcing business. As we continue to innovate the way we approach sourcing opportunities in our Supply Chain Services business, we’re piloting a program where we’re aggregating member demand for specific products and executing on a consolidated purchase in order to deliver additional savings for our members and growth for Premier.

Now let’s turn in more detail to guidance. We raised guidance on November 28 with the announcement of our acquisition of Innovatix and Essensa. Today we are affirming that guidance for Performance Services revenue, non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share.

We’re revising downward the Supply Chain Services and consolidated net revenue guidance ranges by $20 million. This revision is due solely to a purchase accounting adjustment attributable to administrative fees for healthcare provider purchases recorded by Innovatix and Essensa prior to the close of the acquisition, but for which no payment had yet been received by the closing date.

Under our GAAP revenue recognition policy for net administrative fees, these fees would ordinarily be recorded as revenue when cash is collected and reported by the vendor to Premier. However, purchase accounting requires us to record a receivable and associated revenue share liability for the $20 million in net cash collections that we estimate relate to these purchases made prior to the acquisition close date.

In the second quarter approximately $5.6 million in net cash collections was received that relates to purchases that occurred prior to the close date, which resulted in no revenue contribution from the Innovatix and Essensa acquisition during the quarter. We expect the bulk of the remaining estimated $14.4 million in net cash collections related to preacquisition purchases to occur in our fiscal third quarter.

We have added back the impact from this Innovatix/Essensa-related GAAP revenue reduction to non-GAAP adjusted EBITDA, non-GAAP adjusted fully distributed net income and non-GAAP fully distributed earnings per share, as the adjustment is non-cash and nonrecurring and is consistent with the Company’s existing non-GAAP definitions. If not for this non-cash purchase accounting adjustment, we would not be changing guidance ranges at this time based on our operating performance to date and our outlook for the remainder of the year.

Let me add that while we expect revenue from Supply Chain Services and our Acro acquisition to remain in their respective guidance ranges, we currently expect revenue to be in the lower half of those ranges, due to the previously discussed factors related to Acro and the Hepatitis C-related headwinds that have impacted us. Let me also point out that within the context of our expectations for continuing strong GPO performance, our GPO is at times subject to quarterly fluctuations in net administrative fees revenue due to periodic variability based on the timing of when cash and vendor reports are received.

We experienced high cash collections in last year’s third quarter, which will provide a more challenging comparable this year. We expect this to impact the year-over-year growth rate in our third quarter relative to year-to-date performance.

From an underlying guidance assumption perspective, I would also highlight that we have updated our expectation for stock-based compensation expense to be in the range of $26 million to $28 million. Except for the impact of the adjustments I’ve just discussed, we are reiterating the remaining underlying assumptions that we have disclosed in prior guidance.

Turning to the January 31 quarterly share exchange, approximately 1.3 million class B units were exchanged, and we used $23.3 million of available cash to purchase and retire just over 776,000 class B units, with the remainder being exchanged on a one-for-one basis for shares of class A common stock. Looking forward we will continue to assess the appropriate settlement method for quarterly exchanges based on an evaluation of the appropriate use of available capital at that point in time.

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Fiscal 2017 Second Quarter Conference Call Transcript

The fact that we have utilized cash to settle a portion of the past two quarterly exchanges does not necessarily mean we will continue to do so on a routine basis. Our primary focus for capital deployment continues to be growth and expansion of our capabilities and overall offerings.

With that, let me turn the call back over to Susan.

Susan DeVore - Premier Inc. - President and CEO

Thanks, Mike and Craig. Before opening the call to questions, let me just share a few final thoughts. We are operating in a dynamic marketplace. Change is constant.

But for our health systems, so is the need to better manage costs, improve quality and continue their transformation to value-based care. We believe Premier is well positioned to lead in this environment with a provider-centric culture and multiple integrated businesses designed to help our members successfully navigate this changing healthcare landscape.

At Premier we’re very passionate about success. We’re passionate about working in close collaboration with our healthcare providers to help them achieve success, because in our world mutual success means we are saving lives, reducing complications and readmissions to hospitals, and delivering improved outcomes and more affordable healthcare in our communities. With that, Operator, we’re ready to open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Jeff Garro, William Blair.

Jeff Garro - William Blair & Company - Analyst

Interesting to hear the focus on value-based care, value-based reimbursement by your clients, and knowing there still is some regulatory uncertainty. Curious to get your take on the real fundamental drivers pushing value-based care forward? You have the structural issues within healthcare that are present, regardless of where the next regulatory push goes.

Susan DeVore - Premier Inc. - President and CEO

This is Susan, Jeff. Thank you for the question. Our perspective on this is the population is continuing to age. They have chronic conditions, they’re going to be showing up in ERs and hospitals and physician offices.

That is going to put pressure on costs and reimbursement. And the last thing the Republican and Trump administration needs is for costs to start to accelerate in a fee-for-service world. We think that these alternative payment models, value-based purchasing, MACRA, they may have different names and maybe slightly different models, but they are all going to attempt to really channel the effort by providers in managing the total cost and clinical outcomes across the episodes and across the continuum of care.

We think we need to be nimble, and we are nimble in how the algorithms might work or how the measurement systems might work. But the problems have not changed.

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Fiscal 2017 Second Quarter Conference Call Transcript

Jeff Garro - William Blair & Company - Analyst

That makes a lot of sense. As a follow-up, any way you can help translate that environment to near-term demand for Premier? What types of advisory services or software offerings are you really trying to focus members’ attention on that are can’t-lose investments right now?

Susan DeVore - Premier Inc. - President and CEO

We’re seeing a significant shift to increasing cost management kinds of advisory engagements, as well as our technologies around labor productivity and clinical effectiveness. Our enterprise analytics and the needs that these health systems have to understand all of their clinical and financial operating costs at a physician level, at a hospital level, at a DRG level.

So it feeds a lot of our analytic technologies and the wraparound advisory services, as well as just the core GPO and Supply Chain offering with our acquisition of Innovatix and Essensa, gives us access to all the supply chain costs across the entire continuum. We do think that we will be morphing our collaboratives, that some have been focused on specific regulatory programs.

And our members in those collaboratives are already wanting to anticipate what the next programs will look like. We think the collaboratives will change, but that is where we see the opportunities.

Operator

Nicholas Jansen, Raymond James and Associates.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

I wanted to get an update on your prior commentary surrounding the GPO RFP activity. I know you’ve talked extensively about being it pretty robust right now.

You announced the Wake Forest win. Just wanted to get a broader sense of where that stands today and how you feel positioned as we think about the growth trajectory of net admin fees over the next couple of quarters. Thanks.

Susan DeVore - Premier Inc. - President and CEO

We were very excited, Nick, about Wake Forest. It is a high profile academic, and they came all-in. They are part of an academic strategy.

There are a number of RFPs and due diligence processes out. We’re very busy responding to and getting to know some of these places that haven’t looked in a very long time. I would say the market is very active and we are in the middle of a lot of that activity.

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Fiscal 2017 Second Quarter Conference Call Transcript

Craig McKasson - Premier Inc. - CFO

Nick, this is Craig. What I would add in terms of the question around net admin fee growth trajectory for the next couple of quarters, I would remind you that we just signed Wake so we have to convert them, which typically takes 90 to 120 days. And then our revenue recognition will happen, once cash collections follow after that. So really wouldn’t expect much of a fiscal year 2017 impact from that addition but it will begin to build momentum as we move into fiscal year 2018.

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Fiscal 2017 Second Quarter Conference Call Transcript

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

That’s very helpful. My second question regarding the trajectory in the back half of fiscal year 2017 tied to Performance Services, you reiterated guidance here, just wanted to get a better sense of the visibility on those advisory engagements that you have right now in terms of converting to revenue. What level of visibility do you have on those? Secondarily, how do we think about the quarterly cadence within that segment, particularly with CECity having a strong March quarter due to the ambulatory reporting requirements? Thanks.

Craig McKasson - Premier Inc. - CFO

In terms of visibility, our visibility into the back half of the year has continued to improve. So I would remind you that at the beginning of the year for the whole business, not broken out by segment, but we talked about visibility of 86% to 90% of our guidance range. What I would tell you at this point in the year, we are up in the 91% to 95% range of visibility at the halfway point in the year with high, close to 90% visibility for Performance Services. Good visibility in terms of feeling confident that the revenue will produce itself in the second half of the year.

We do have, as I’ve talked about in the past, some large advisory services engagements where they are performance-based in nature. So we know the savings have been being delivered, but until we actually get that process attested to with the client, that is when the revenue recognition occurs. That process has been playing out, and we will see that happen in the back half of the year.

Relative to cadence, what I think you should expect, given the nature of the ambulatory regulatory reporting that occurs in the third quarter, is that the highest level of revenue will occur in the third quarter and then you will see a slight tapering down in the fourth quarter on a run rate basis to deliver the full year. And as I talked about last quarter you should expect to see, if you think about first half/second half of the year, the 45%, 55% revenue contribution from that segment continue to hold true, as I talked about last quarter.

Operator

Eric Coldwell, Robert W Baird.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

Nicholas actually, I think, covered part of my question. I was going to say with the Wake win, you started talking, I started the fight song, and I forgot the rest of which you said. Obviously, it sounds like was a competitive win, but I think the follow-on to that is, a lot of debate out there always about revenue share obligations and what Premier looks like when members come and go.

What happens specifically with an event like Wake Forest? Are they buying shares from your existing member-owners who are perhaps liquidating a piece? Are you issuing them new stock?

Could you talk a little bit about the dynamics of how a new client like this comes in? Then maybe also without going company-specific or client-specific, talk about how the economics are looking when you do win new members, especially perhaps in this growth category of academics versus perhaps traditional not-for-profit hospitals, let’s say.

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Fiscal 2017 Second Quarter Conference Call Transcript

Susan DeVore - Premier Inc. - President and CEO

What I would say, and I’ve talked about it, Eric, before on the call, which is we go to new potential members with an entire value proposition which is — and Wake Forest was no exception to that. Basically when we talked to Wake they had a very significant supply chain savings target.

They wanted to go all-in because they valued the resource utilization data that our clinical quality analytics provided. So we basically went in with an all-in bundled relationship that included our GPO, included admin fees, included technology subscriptions, included wraparound advisory services and participation and access to our other data sets for community health systems, which academics are very interested in.

I would say that every one of these is customized for the overall needs of the healthcare system. They did not get or acquire equity in Premier as a part of this transaction. This is a contractual relationship, but it is an all-in relationship that is customized for them.

Eric Coldwell - Robert W. Baird & Company, Inc. - Analyst

If I could get a quick follow-on. Our recent survey work has suggested that, and I’m not sure if Wake was using Novation or not. I think I remember that they might have been. But we’ve done a lot of survey work on the topic of perhaps disruptions coming out of that combination or series of combinations that led to the creation of Visiant. Can you speak at all about what you’re seeing in terms of opportunities coming out of those members, if you are willing to go that far?

Susan DeVore - Premier Inc. - President and CEO

As I said, I think to answer Nick’s question, the activity level is high. There are a lot of former Visiant customers who are looking at their options. And as I said, it is a long 18- to 24-month process but we’re in the middle of a lot of activity.

Operator

Eric Percher, Barclays.

Eric Percher - Barclays Capital - Analyst

I don’t think we had any commentary about the new solution with Clinician Performance Management. As we start to consider the benefit that, that could bring, I assume that is more of a fiscal year 2018 benefit. I’d be curious to hear your thoughts on timing and also significance, given your penetration with the neighboring solutions?

Susan DeVore - Premier Inc. - President and CEO

We did, I think Mike did talk about a large specific win for that. We are also coupling that offering with some of our other collaborative work. So we have a lot of activity. We just launched it in December.

We’re also demonstrating that Clinician Performance Management solution to these potential new customers, as well as Wake Forest. It is very active, but Eric, we’re early in the process.

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Fiscal 2017 Second Quarter Conference Call Transcript

Eric Percher - Barclays Capital - Analyst

Just by way of follow-up, on the specialty pharmacy side I know you mentioned an issue with a limited distribution agreement. Have you seen those agreements tested when you — post-acquisition, have you seen that manufacturers want to reconsider when they see the entity purchased? And when you say remediate, is it fair to assume that we still have access to most or all of the limited distribution products at the time — that were there at the time of the acquisition?

Craig McKasson - Premier Inc. - CFO

Eric, this is Craig. First of all this was a manufacturer — a new drug that came to market that we got as part of the acquisition and they imposed these market controls on the entire distribution of that particular drug. So it was not specific to the transfer of ownership in the acquisition or anything of that nature. All of the others — all of the specialty drugs that we acquired access to in the acquisition we have retained and had no issues with. When we talked about remediation, what I was referencing was the fact that we worked with the manufacturer so that we are now able to have physicians prescribe that particular limited distribution drug directly to our specialty pharmacy, as opposed to needing to go through that central hub before it is factored out to participating in-network pharmacies.

Operator

Sean Dodge, Jefferies.

Sean Dodge - Jefferies LLC - Analyst

Maybe just staying on Acro really quick. Craig, you mentioned the two factors that negatively impacted the revenue during the quarter. Can you put some bookends around the size of that impact to products for us?

Craig McKasson - Premier Inc. - CFO

From a standpoint of in the quarter, I will tell you that the delay in the reissuance of the California license following acquisition had a $4 million to $5 million impact on revenues in the quarter. The impact of not having the ability to prescribe the limited distribution drug directly, it’s a little more difficult to quantify an exact impact, but we didn’t see the level of script pull-through that we expected. It would have more significance from our expectations than the level that the California license issue had for us.

Mike Alkire - Premier Inc. - COO

This is Mike Alkire. Really quick, we believe it is a timing thing. When you have a scenario that plays out like this in the market, it is really critical that we get out and spend a bit of time with the field force of this pharmaceutical company and make sure they understand our capability. So while we did have a short-term issue, we do believe it’s a timing issue and once we get the field educated, we’ll be off and running.

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Fiscal 2017 Second Quarter Conference Call Transcript

Craig McKasson - Premier Inc. - CFO

As I mentioned in my commentary, where we would have originally hoped to clearly be at the high end of the $200 million to $220 million in guidance that we articulated, these did impact us to where we will now still be in that original range but at the lower end of the range that was provided at the time of acquisition.

Sean Dodge - Jefferies LLC - Analyst

Got it. Okay, thank you. Susan, on the M&A strategy. In the last year you’ve added meaningfully to your specialty pharmacy with Acro, and more recently you’ve rounded out you GPO with Innovatix and Essensa. When you think about your priorities going forward, or gaps that you want to fill, what are they and has the recent change in administration caused you to rethink or maybe pivot that strategy at all?

Susan DeVore - Premier Inc. - President and CEO

You mentioned Acro and you mentioned Innovatix/Essensa, and the acquisitions prior to that were CECity, Healthcare Insights, and InFlow, which were all in the Performance Services segment. I think you’ll see us continue to be interested in Performance Services capabilities around claims analytics, technology, analytics across multiple settings, those kinds of shared infrastructure-like capability.

I also think on the integrated pharmacy space and the supply chain analytics across the continuum that you’ll see us have interest in those as well. We continue to have capabilities that we’re looking at. It’s a coincidence that one quarter it seems to be more Supply Chain, another quarter it seems to be more Performance Services. But we have targets on both sides.

Operator

Michael Cherny, UBS.

Michael Cherny - UBS - Analyst

In terms of thinking about the broader market, I know there’s been some market questions regarding the competitive dynamics. You’ve also talked a lot about your role in engaging with the Trump administration. When you think more broadly about where your customers sit and how they think about the positioning on a go-forward basis, if you could put yourself in their shoes, think about what are they most concerned about and what are they most comfortable with in terms of how Premier helps them navigate this changing landscape; any thoughts there?

Susan DeVore - Premier Inc. - President and CEO

A couple of thoughts. I talked about the four trends that we think they are worrying about. They are worrying about revenue pressure, and that is creating the need for cost reduction and the technology analytics and advisory services to go with that. What is interesting about the Medicaid expansion is that 19 states did not expand under the Democrats.

They may have an opportunity to expand. Depending where you sit as a member, if you are in a state that is potentially going to expand, it may be at a lower subsidy and less revenue, but it is more revenue than they are getting today. So there is some opportunity for those members in the 19 states.

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Fiscal 2017 Second Quarter Conference Call Transcript

The other states that have already expanded, they’re worried about those Medicaid subsidies going down and the benefit plans changing. So again, it is revenue pressure and it’s cost pressure.

I think generally speaking, I would say all of them know there will be replacement programs or repair programs for the existing programs, and they will measure a lot of different things and will have a lot of state models. They are all thinking they need enterprise analytic capabilities to really help them anticipate and adjust to the programs, and they’re are also thinking that alignment with their physicians, meaning our offerings around MACRA, our offerings around clinical data, our offerings around physician productivity, all those things are going to be very important in the going-forward models.

Michael Cherny - UBS - Analyst

One quick follow-up. It has been about, by my count, seven, eight months since you made the transition on the technology side from moving Leigh into the CIO role. Could you talk about, and maybe a question for Mike, what have been Leigh and the team’s priorities from a technology development perspective? Where are they focused, particularly as you look to expand the organic growth rate on the Performance Services side?

Mike Alkire - Premier Inc. - COO

I think, number one, the area that Leigh has really doubled down in is enterprise analytics. So we have this wealth of data, all across Supply Chain, across quality, across safety, across labor and operations. Leigh’s team has been very, very focused on how to build out improvement plans using our enterprise analytics capabilities for our healthcare systems to obviously reduce costs, improve quality, and improve safety.

He’s also been very, very focused, and he was very integral to the integration of CECity. So this announcement that just came out in December where we are looking at clinician performance, Leigh’s team has been focused on integrating the CECity asset into our quality acute care asset so that we can look at quality across the continuum, which is very critical as our healthcare systems are thinking about caring for their populations.

Finally, in the Supply Chain cost reduction area, they have been really focused on service line analytics, embedding that healthcare insight acquisition into our ERP framework and then tying that back into some of the safety assets to really double down on looking for opportunities for service line improvement. And then how do we identify where those opportunities for savings are, implement those opportunities for driving the savings.

And then with our safety assets, how do we do alerting to make sure that we are embedding those workflow changes into the culture of the business. Those are the areas that Leigh’s been really focused on.

Operator

Garen Sarafian, Citigroup.

Garen Sarafian - Citigroup - Analyst

First question. You mentioned academics as a focal area, which makes complete sense, so much so that I am wondering why this wasn’t a higher priority before and if there was something specific that really put it on your radar screen? And also besides the new hire, what will your refocused efforts take in terms of upcoming changes to the organization? Are there segment realignments internally or anything else that will take time that we should know about?

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Fiscal 2017 Second Quarter Conference Call Transcript

Susan DeVore - Premier Inc. - President and CEO

I would say, Garen, first that the academics prior to the Visiant transaction had a separate culture and a separate identity of their own. And I think that they are interested in the next-generation technology and the capital investment that is going to be made and maintaining an academic focus. That led us to hire Andy Ziskind, who has a lot of academic experience, and additional people wrapped around Andy from an organizational perspective to respond to and pursue the opportunities that really we think came about as a result of the Visiant disruption.

Mike Alkire - Premier Inc. - COO

Susan, I think you could also say that, I think, academic health care systems have really been feeling the pressure in the last 18 months or so of really figuring out ways to reduce costs. As community healthcare systems begin to build up population health offerings in the community, they’re bumping into the academic institutions. The academic institutions are having to respond and think about how are they building out their accountable care population health initiatives as well. I think both of those are the impetus behind why a lot of change is occurring right now.

Susan DeVore - Premier Inc. - President and CEO

They could get access to a view into the 1,100 community health systems and all of the data we have on them, as well as our collaboratives around value-based care and bundled payment and all of the things that private payers, as well as public payers, are moving towards. I think they see their role in the healthcare ecosystem changing and they need to make sure they are competitive and they need to make sure that they know where they stand regionally.

Garen Sarafian - Citigroup - Analyst

Is their profile of purchasing any different? You mentioned Wake Forest being all-in, but is that more typical of the academic segment than the rest of the space?

Susan DeVore - Premier Inc. - President and CEO

They tend to have higher severity because of the kinds of work they do. They tend to have research supplies and supply chain. They also have access to university supply chain spend, which is more of an educational spend.

In some ways it is different. I do think that academic organizations view themselves and their supply chain as clinical processes. The idea that they would be all in with clinical data as well as advisory services as well as technology, I think is pretty indicative of the way that academics think.

Garen Sarafian - Citigroup - Analyst

Got it, great. I actually have another follow-up, but I will take that off-line later. Thank you.

Operator

Ross Muken, Evercore.

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Fiscal 2017 Second Quarter Conference Call Transcript

Ross Muken - Evercore - Analyst

Maybe going back on specialty pharmacy for a second. Could you give us a bit of a feel for your experience with the business so far in terms of how you feel like the synergies of that and the base have gone, and how you think given your unique positioning in the market you can add — where you’ve found differentiated ways of adding value versus that business could have done maybe as a standalone without your legacy relationships?

Mike Alkire - Premier Inc. - COO

Let me start operationally. First of all, there were some synergies that we were able to identify and implement as it relates to looking at efficiencies around the number of specialty pharmacies that we actually had. We were able to identify some efficiencies and put actions in place to reduce some — where inefficiencies actually existed.

In regard to Acro specifically, they have some really nice care bundles in the area of respiratory therapy. So we have capabilities in our current Commcare offering today where we didn’t necessarily have all of that strong clinical capability. So we’re able to bring some of that clinical capability into some of the customer base that actually utilized Commcare.

Finally, they had very, very strong presence in MS and oncology. So we were able to synthesize the oncology capability that Commcare had with their capability, and we think build out some really, really nice care capability for the oncology drug area.

Ross Muken - Evercore - Analyst

That’s helpful. We talked a bit on the capital allocation side, it seems like obviously you’re still keeping your eye open for incremental M&A. Clearly you have two or more regular cadences of share repurchase.

How are you thinking based on historical return on invested capital on the deals you have done and the valuation of the equity today, the trade-off between those two? What kind of metrics are you focused on, or how are you thinking about where that best incremental return is coming from, for that new cash flow dollar?

Craig McKasson - Premier Inc. - CFO

Ross, this is Craig. From a standpoint of return on invested capital we’re still very focused on ensuring that we are hitting the thresholds that we’ve talked about broadly in the market, which is that on a run rate basis by the third year post-acquisition we are achieving at least an 8% return on invested capital in that third year. For the acquisitions that we have done since we have been public, for those that are more than 18 months old we are in excess of that level, and actually at a double-digit level of return. For the assets that we have acquired, for the ones that have been over the past 18 to 24 months or sooner, we’re obviously early in the process but on the trajectory to achieve the returns that we have needed. So that continues to be our primary focus.

We obviously, with changing markets, will always reassess and evaluate what our weighted average cost of capital is and whether that return hurdle needs to change. We did increase it from 7% to 8% over the past year or so.

In terms of overall capital allocation, we will continue to take a look. As I’ve mentioned, our primary focus is growth and expansion. But we are very mindful of valuations and of the return that we need to deliver.

Given the free cash flow that we do generate, given the access to debt and other vehicles, certainly using cash to settle a portion of the exchanges has made sense for the past two quarters. As I’ve said, I cannot guarantee that that’s a precedent and we will evaluate each quarter where we’re sitting and what is in our pipeline and what is the best use of capital at that point in time.

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Fiscal 2017 Second Quarter Conference Call Transcript

Operator

Richard Close, Canaccord.

Richard Close - Canaccord Genuity - Analyst

I will keep it quick since we’re running up against the time here. On the admin fees, organic, you talked a little bit about the tough comp coming for the upcoming quarter. Craig, can you provide any quantification, or quantify the impact last year, the benefit you saw in collections? Is it 100 to 200 basis points of growth possibly?

Craig McKasson - Premier Inc. - CFO

It is a couple hundred points of growth, yes. In the past I’ve talked about that we — and we’ve actually been fairly fortunate the past few quarters that it has been pretty consistent, but we can experience variability, which we did last year in the third quarter. I think where you have seen us grow at 7% the past two quarters, I think you should be anticipating that just because of the year-over-year comps, we’ll be growing administrative fees sequentially, but on a year-over-year comp basis you’re going to see that come down a few hundred basis points in the quarter.

Richard Close - Canaccord Genuity - Analyst

Great, thanks. Just to clarify the comments on the free cash flow. I think that you believe you guys can exceed 40% of adjusted EBITDA in the comments today. Last quarter you said, in the range. Are you indicating that things are improving on the free cash flow conversion, or just thoughts there?

Craig McKasson - Premier Inc. - CFO

Yes, you are correct. Last quarter I did say we’ve been a range of 40%. We do have the benefit of the Innovatix acquisition for the back half of the year, which obviously being a GPO has good cash flow profile. So that is helping to drive, and we now believe we will exceed 40% on a full-year basis.

Operator

Greg Bolan, Avondale Partners.

Greg Bolan - Avondale Partners - Analyst

Just two questions. Craig, could you repeat the backlog coverage visibility that you guys have on the advisory side, or the Performance Services segment as a whole? I think you said something like 88%, 89% going to around 91% and 95%?

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Fiscal 2017 Second Quarter Conference Call Transcript

Craig McKasson - Premier Inc. - CFO

To clarify, I said that at the beginning of the year we disclosed what we have available under contract for our consolidated revenue base. At the beginning of the year I said 86% to 90% visible. On a consolidated basis we’re now at a 91% to 95% of our guided revenue in terms of what is available under contract. Moving into the second half relative to Performance Services, what I specifically said, I’m not breaking out advisory services versus technology, but we’re up into that 88%, 89%, 90% range for Performance Services in terms of visibility for the back half — for the full year based on what we know for the back half.

Greg Bolan - Avondale Partners - Analyst

I hate to do this to you, Susan, at the very end of the call, but one question for you. I guess as you think about the total addressable market that we have talked about in the past, of that $10 billion for the installed base, you’re obviously running at somewhere around a little over 10% of that.

When we talked about that and when you’ve talked about that in the past, that was in the world of a Democrat in the White House, and now obviously we are seeing big changes there. You’ve kind of alluded to this a couple of times during the call, but if you could maybe think about has anything, as you think about the coming 12, 24 months — obviously increasing dynamic, but has anything changed in your mind that would maybe alter that, what you think that total addressable market is? I know it’s a really subjective question, but just curious on your thoughts.

Susan DeVore - Premier Inc. - President and CEO

I think the total addressable market is still at least $10 billion. We’ve actually added capabilities that might even make that bigger.

Obviously, that number comes from assuming that every member we have uses everything we have. We are driving towards more cross-selling. But I actually think that given the platform that we have and the technology and the cloud-based nature of it and the advisory wraparound services, I actually think in a changing administration, the staying power of a diversified company that has built all of that and lived on the inside of these healthcare systems, we view ourselves as the intel inside these healthcare systems with our data technology insight.

I actually think we have seen a fair amount of change and some challenge with some of our competitors. Our opportunity to keep cross-selling and get even more all-in, I think is still very, very good.

Operator

Mohan Naidu, Oppenheimer.

Mohan Naidu - Oppenheimer & Co. - Analyst

Susan, one quick question around the sentiment from your provider organizations, and when you’re talking to them. Are there solutions or technologies that they are resisting making a decision, or waiting to get more clarity from the new administration?

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Fiscal 2017 Second Quarter Conference Call Transcript

Susan DeVore - Premier Inc. - President and CEO

Mohan, I would say that they’re all still trying to make their EHRs interoperable and they’re all very focused on, how do I get enterprise analytics and data science for all of these various measurement systems. And they all think they are going to have risk, more risk shifted to them. They are interested in telemedicine, they are interested in how transparent some of their costs and outcomes are going to become.

So I think it is around cost imperatives and it is around data and technology insight. I cited our survey and what they told us in the survey because we put the question out there for all of them. What are your priority investments and what are you going to be spending money on? That is what they said, and that is what we are seeing in the pipeline.

Operator

Ladies and gentlemen this concludes our Q&A session for today. I would like to turn the call back to Susan DeVore for final remarks.

Susan DeVore - Premier Inc. - President and CEO

Thanks everyone for spending time with us today. We look forward to talking with you again in May when we report fiscal third-quarter financial results. And we hope we’ll see a lot of you at our Investor Day on May 24 in New York City. Thanks so much. Operator, you may now close the call.

Operator

Thank you. Thank you for participating in today’s conference. This concludes the program, and you may all disconnect. Have a wonderful day.